                                                                    EXHIBIT 99.1


FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President-Finance and Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, MARCH 16, 2005


                CLARCOR REPORTS RECORD FIRST QUARTER 2005 RESULTS

                  OPERATING PROFIT UP 18%, NET EARNINGS UP 13%

                 UNAUDITED FISCAL FIRST QUARTER 2005 HIGHLIGHTS
          (Amounts in thousands, except per share data and percentages)

------------------------------------------------------------------------------------------
                                                           QUARTER ENDED              %
                                                       2/26/05      2/28/04        CHANGE
------------------------------------------------------------------------------------------
Net Sales                                             $196,261      $175,272        12.0
Operating Profit                                       $21,080       $17,813        18.3
Net Earnings                                           $13,154       $11,661        12.8
Diluted Earnings Per Share                               $0.50         $0.45        11.1
Average Diluted Shares Outstanding                  26,160,899    25,813,606         1.3
------------------------------------------------------------------------------------------


FIRST QUARTER 2005 OPERATING REVIEW

     FRANKLIN TN, WEDNESDAY, MARCH 16, 2005--CLARCOR INC. (NYSE: CLC) today reported results for the first quarter ended February 26, 2005. Sales in the first quarter of 2005 increased by $21 million, a 12% increase compared to 2004. Operating profit increased by 18% and net earnings by 13% compared to the same quarter in 2004. Diluted earnings per share increased by 11%. Foreign currency fluctuations did not materially impact sales for the quarter.

Norm Johnson, CLARCOR's Chairman and Chief Executive Officer, said, "We are off to a strong start in 2005 with sales growing by 12% and operating profit by 18%. Revenue growth was helped by our acquisition of Purolator EFP last September which contributed $6 million to sales for the first quarter. Without Purolator EFP and a smaller acquisition made earlier in 2004, internal sales growth would still have been above 7% for the quarter. Operating margins continue to improve from 10.2% in 2004 to 10.7% in 2005. Engine/Mobile segment margins were level with last year at over 20% and our two other segments, Industrial/Environmental and Packaging, both improved their operating margins in 2005 compared to the same quarter in 2004. We expect continued operating margin improvement throughout the rest of 2005. We are no longer incurring relocation costs and regulatory costs, largely related to Sarbanes-Oxley compliance, should be somewhat lower this year.

"During the first quarter in 2004, we sold a facility in Europe for a gain, recorded as part of other income of approximately $700,000. Also in 2004, we recorded a small gain from foreign currency fluctuations compared to a foreign currency exchange loss in 2005. This is the reason for the change from other income in 2004 to other expense in 2005, and why the growth in operating profit was greater than the growth in earnings per share for the quarter.

"Engine/Mobile segment sales increased by 17%, driven mainly by growth in heavy-duty filter sales through traditional distribution and to truck fleets. We saw significant growth in filter sales to OEM's and, particularly, OEM dealers. Internationally, Engine/Mobile segment sales were also strong throughout Europe and Asia. We are also seeing continued sales growth of our dust collector cartridges and expect this to continue through at least this year.

"Industrial/Environmental segment sales, including Purolator EFP, grew by 9%, however, growth and profitability in this segment were very uneven across different markets. Sales of filtration equipment, such as dust collectors, and sales of filters for oil and gas drilling, aerospace and process applications were consistently good for all of the first quarter. We do not anticipate a decline in these sales during the rest of 2005. Sales for HVAC applications, both residential and commercial, continue to be weak and below our expectations. We have made certain changes in this area, such as hiring additional sales people and instituting new cost reduction programs, which we believe will improve sales and profits in this channel as the year progresses. Purolator EFP is performing exceptionally well with operating profits significantly above what we expected when we purchased the company last September.

"Our Packaging segment continues to make steady, incremental improvements with sales growing by 3% and operating profit much higher than last year. The first quarter is normally this segment's smallest and is not always indicative of performance during the next three quarters. However, based on our current order book and significant improvements made over the last two years in manufacturing productivity, we expect higher profits in this segment for 2005 compared to 2004.

"2005 is expected to be another strong cash flow year for CLARCOR. Though cash flow from operations in the first quarter of 2005 was $11 million compared to $15 million in the same quarter last year, we anticipate cash flow from operations, less capital expenditures, to be higher in 2005 than in 2004. Capital expenditures this year will be approximately $20 million to $22 million compared to $22 million in 2004. Our tax rate for 2005 will be approximately 36.3%.

"We expect that 2005 earnings per share will be in the $2.63 to $2.71 range, which includes the impact of expensing stock options. We expect to adopt the modified prospective accounting method, which will result in a charge beginning in our fourth fiscal quarter, of approximately $0.02 to $0.03 per share for the quarter. The lower end of the range has been raised to $2.63 from our previous estimate of $2.61 based on our first quarter results. We have been able to pass through most of the steel price increases we incurred last year and so far this year, but we recognize that in addition to steel, prices for many other commodities and manufactured materials continue to increase. Still, we remain optimistic about 2005 based on our first quarter results and expect 2005 to be our 13th consecutive record year of sales and profits for CLARCOR."

CLARCOR will be holding a conference call to discuss the first quarter results at 10:00 a.m. CST on March 17, 2005. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.com. A replay will be available on these websites and also at 888-203-1112 or 719-457-0820 and providing confirmation code 6836549. The replay will be available through March 24, 2005 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

The statements in this release concerning the Company's sales, earnings, business performance and prospects are forward-looking statements that involve significant risks and uncertainties, including the effect of changes in product demand, availability of labor, price and product competition, raw material costs, health care costs, energy prices, productivity improvement and plant consolidation programs, distribution channels, acquisitions and divestitures, general economic conditions in both domestic and foreign markets, interest rates, currency fluctuations, the success of our Total Filtration Program, the success of sales and marketing programs, the cost of compliance with recently enacted regulatory requirements, the effect of changes in accounting rules and other factors discussed in filings made with the Securities and Exchange Commission.

                                  TABLES FOLLOW

                                    - MORE -

CLARCOR 2005 UNAUDITED FIRST QUARTER RESULTS cont'd.

CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share data)

                                                                             Three Months
                                                                   ----------------------------------
For periods ended February 26, 2005 and February 28, 2004               2005                  2004
-----------------------------------------------------------------------------------------------------

Net sales ................................................         $    196,261          $    175,272
Cost of sales ............................................              139,242               123,788
                                                                   ------------          ------------
  Gross profit ...........................................               57,019                51,484
Selling and administrative expenses ......................               35,939                33,671
                                                                   ------------          ------------
  Operating profit .......................................               21,080                17,813
Other income (expense) ...................................                 (312)                  585
                                                                   ------------          ------------
       Earnings before income taxes and minority interests               20,768                18,398
Income taxes .............................................                7,536                 6,703
                                                                   ------------          ------------
  Earnings before minority interests .....................               13,232                11,695
Minority interests in earnings of subsidiaries ...........                  (78)                  (34)
                                                                   ------------          ------------

Net earnings .............................................         $     13,154          $     11,661
                                                                   ============          ============

Net earnings per common share:
  Basic ..................................................         $       0.51          $       0.46
                                                                   ============          ============
  Diluted ................................................         $       0.50          $       0.45
                                                                   ============          ============

Average shares outstanding:
  Basic ..................................................           25,722,208            25,368,917
  Diluted ................................................           26,160,899            25,813,606



CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

                                                          February 26,      November 27,
                                                              2005               2004
----------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash investments .....................         $   16,181         $   22,520
   Accounts receivable, net ......................            138,256            143,719
   Inventories ...................................            122,198            115,571
   Other .........................................             22,224             22,180
                                                           ----------         ----------
          Total current assets ...................            298,859            303,990
Plant assets, net ................................            140,621            142,242
Acquired intangibles, net ........................            147,673            147,789
Pension assets ...................................             24,521             24,574
Other assets .....................................              9,326              9,202
                                                           ----------         ----------
                                                           $  621,000         $  627,797
                                                           ==========         ==========

LIABILITIES
Current liabilities:
   Current portion of long-term debt .............         $      306         $      420
   Accounts payable and accrued liabilities ......            100,128            117,859
   Income taxes ..................................             10,644              7,993
                                                           ----------         ----------
          Total current liabilities                           111,078            126,272
Long-term debt                                                 16,042             24,130
Long-term pension liabilities                                  12,418             11,256
Other liabilities                                              38,398             37,677
                                                           ----------         ----------
                                                              177,936            199,335
SHAREHOLDERS' EQUITY                                          443,064            428,462
                                                           ----------         ----------
                                                           $  621,000         $  627,797
                                                           ==========         ==========


SUMMARY CASH FLOWS
(Dollars in thousands)

                                                                 Three Months
                                                        ------------------------------
                                                           2005                2004
--------------------------------------------------------------------------------------
FROM OPERATING ACTIVITIES
Net earnings ..................................         $   13,154          $   11,661
Depreciation ..................................              5,214               4,602
Amortization ..................................                315                 190
Changes in assets and liabilities .............             (7,437)               (993)
Other, net ....................................                 75                (653)
                                                        ----------          ----------

  Total provided (used) by operating activities             11,321              14,807
                                                        ----------          ----------

FROM INVESTING ACTIVITIES
Plant asset additions .........................             (3,575)             (5,242)
Other, net ....................................                 39               1,407
                                                        ----------          ----------
  Total provided (used) by
     investing activities .....................             (3,536)             (3,835)
                                                        ----------          ----------

FROM FINANCING ACTIVITIES
Net proceeds (payments) under line of credit ..             (7,500)              1,500
Payments on long-term debt ....................               (702)                (34)
Cash dividends paid ...........................             (3,281)             (3,175)
Other, net ....................................             (2,787)                297
                                                        ----------          ----------
  Total provided (used) by financing activities            (14,270)             (1,412)
                                                        ----------          ----------

Effect of exchange rate changes on cash........                146                 242
                                                        ----------          ----------

CHANGE IN CASH AND CASH INVESTMENTS............         $   (6,339)         $    9,802
                                                        ==========          ==========

CLARCOR 2005 UNAUDITED FIRST QUARTER RESULTS cont'd.

QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

                                                            QUARTER ENDED
                                                    --------------------------------
                                                    FEBRUARY 26,        FEBRUARY 28,
                                                        2005                2004
                                                     ----------          ----------

NET SALES BY SEGMENT:
 Engine/Mobile Filtration .................          $   83,129          $   70,800
 Industrial/Environmental Filtration .......             97,198              88,962
 Packaging .................................             15,934              15,510
                                                     ----------          ----------
                                                     $  196,261          $  175,272
                                                     ==========          ==========

OPERATING PROFIT BY SEGMENT:
 Engine/Mobile Filtration...................         $   16,778          $   14,425
 Industrial/Environmental Filtration .......              3,969               3,252
 Packaging .................................                333                 136
                                                     ----------          ----------
                                                     $   21,080          $   17,813
                                                     ==========          ==========

OPERATING MARGIN BY SEGMENT:
 Engine/Mobile Filtration ..................               20.2%               20.4%
 Industrial/Environmental Filtration .......                4.1%                3.7%
 Packaging .................................                2.1%                0.9%
                                                     ----------          ----------
                                                           10.7%               10.2%
                                                     ==========          ==========